Exhibit A

DATED 17 JANUARY 2023 1 Chung Chi Bun, Alan (JQ@) (as 1 ' Vendor) Tann Tak Kei Raymond ( {p ) (as 2 n ƒ Vendor) Homei Holdings Inc., (as Purchaser) SALE AND PURCHASE AGREEMENT for 100% of the issued share capital of Hero Intelligence Group Limited (which wholly owns Grande Capital Limited)

Shareholding (% ) Ordinary Shares owned Shareholder 55% 55 1st Vendor 45% 45 2 nd Vendor THIS SALE AND PURCHASE AGREEMENT is made on 17 2 January 2023. BETWEEN: - (1) Chung Chi Bun, Alan ( @) (Holder of Hong Kong Identity Card No . K 534392 (5)), of Room 2701 , 27 /F . , Tower 1 , Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong (the “ 1 t Vendor ”) ; (2) Tarn Tak Kei Raymond ( iq ) (Holder of Hong Kong Identity Card No . E 893987 (3)), of Room 2701 , 27 t Floor, Tower 1 , Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong, Hong Kong (the “2 n d Vendor ”); and (3) Homei Holdings Inc . , incorporated under the laws of Cayman Islands with Company No . 395735 , whose registered office is situated at 71 Fort Street, PO Box 500 , George Town, Grand Cayman, KY 1 - 1106 , Cayman Islands, Cayman Islands (“Purchaser”) ; (The 1 st Vendor and 2 nd Vendor are collectively referred to as the “Vendors”) and the Vendors and the Purchaser shall, as the context permits, be referred to individually as a “Party” and collectively as the “Parties”) . RECITALS: - (A) Hero Intelligence Group Limited (“Company”) is a company incorporated under the laws of British Virgin Islands with limited liability . Further details of the Company as at the date of this Agreement are set out in Part 1 of Schedule 1 . (B) Grande Capital Limited ( ii $ † @) (the “Grande Capital”) is a company incorporated in Hong Kong with limited liability and wholly owned by the Company . Further details of the Company as at the date of this Agreement are set out in Part 2 of Schedule 1 . Grande Capital is licensed to carry on Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the Securities and Futures Ordinance (Cap . 571 of the Laws of Hong Kong) ; (c) The Vendors are the beneficial owners of the issued share capital of the Company in the following shareholding : (D) The Vendors have agreed to sell, and the Purchaser has agreed to purchase, a total of 100 shares, representing the entire issued share capital of the Company as at the date of this Agreement, subject to and upon the terms and conditions hereinafter set out . THE PARTIES HEREBY AGREED as follows: -

3 HK$241,298 Rental Deposit in respect of the business premises of Grande Capital : HK$8,400 License deposit for plumbing and drainage system in the business premises of Grande Capital : HK$78,03l.50 Prepaid provisional tax 1. DEFINITIONS AND INTERPRETATION 1. In this Agreement, including the recitals, the following expressions shall have the following meanings except where the context otherwise requires: “Audited Accounts” Audited Account Date” “Balance” “Business Day” “BVI” “Companies Ordinance” “Company” “company” “GCL's Deposits” the audited financial statements of Grande Capital for the period/financial year (as the case may be) ended on the Audited Account Date, copies of which are attached hereto marked “Annex (A)” ; 31 December 2021 ; has the meaning ascribed to it in Clause 3.3; a day (other than a Saturday, a Sunday or a day on which a tropical cyclone warning signal number 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong) on which banks are generally open for business in Hong Kong throughout their normal business hours ; the British Virgin Islands; the Companies Ordinance (Chapter 622 of the Laws of Hong Kong); has the meaning ascribed to it in Recital (A); any company or body corporate incorporated; wherever All the rental deposits, utilities deposits and other prepayments and deposits in respect of the business premises and the operation of the business of Grande Capital, including :

4 HK$4,023.07 Compulsory employees' compensation insurance To be agreed in the Completion Management Accounts, if any Other relevant deposits and payments, if any: “Completion” “Completion Cash Level” “Completion Debt” “Completion Payables” “Completion Receivables” completion of the sale and purchase of the Sale Shares as specified in Clause 6; the aggregate of Grande Capital's bank balances and GCL's Deposits as at the Completion Date; any debt amount owed by Grande Capital to third party(ies) at the time of Completion excluding the Completion Payables and amounts due to the Vendors (if any) ; the aggregate of the following items as at the Completion Date: (i) recurring accrued operating expenses incurred in the ordinary and usual course of business of Grande Capital, including accrued staff costs and rental, up to the Completion Date which have not yet been settled by Grande Capital ; and (ii) tax already demanded by tax authority prior to Completion which have not yet been paid by Grande Capital ; the aggregate of the following items as at the Completion Date: (i) fee and disbursement income which Grande Capital is entitled to invoice and has invoiced its client(s) before Completion pursuant to the relevant service contract(s) entered into between Grande Capital and such client(s), but not yet settled by such client(s) by the time of Completion ; and government grants, tax refunds, insurance claims, refunds from suppliers, cash rebates from banks, and other sundry income of similar nature, if any, which Grande Capital (ii)

5 “Completion Date” “Conditions Precedent” “contract assets” “contract liabilities” “Encumbrance” “Group” “Group Company” “HK$” “Hong Kong” “Intellectual Property” is entitled to receive but not yet received by the time of Completion; the date when the Completion takes place, which shall be the third Business Day from the date on which all the Conditions Precedent have been fulfilled or such later date as the Parties may agree in writing ; the conditions precedent specified in Clause 4.2; contract assets (or contract costs) that would appear on Grande Capital's financial statements when prepared in accordance with the same accounting principles adopted in the Audited Accounts; contract liabilities that would appear on Grande Capital's financial statements when prepared in accordance with the same accounting principles adopted in the Audited Accounts ; a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre - emption, third - party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, retention arrangement) having similar effect ; the Company together with its subsidiaries (if any), and the expression “ member of the Group ” shall be construed accordingly ; any member of the Group (including but not limited to Grande Capital) and the expression “ Group Companies ” shall be construed accordingly ; Hong Kong dollar, the lawful currency of Hong Kong; the Hong Kong Special Administrative Region of the People's Republic of China; patents, trademarks, service marks, rights (registered or unregistered) in any designs; applications for any of the foregoing ; trade or business names ; copyright (including rights in computer software) and typography rights ; know - how ; secret formulae and processes ; lists of suppliers and customers and other confidential and proprietary knowledge and information ; rights protecting goodwill and reputation ; internet domain names ; database rights and all rights and forms of protection of a similar nature to any of the foregoing or

6 “Leased Property(ies)” “Longstop Date” “Management Accounts” “Management Account Date” “Completion Management Accounts” having equivalent effect anywhere in the world and all rights under licences and consents in respect of any of the rights and forms of protection mentioned in this definition the property(ies) leased to any Group Company, brief details of which are set out in Schedule 3 31 January 2023, or such other date to be agreed by the Parties; the unaudited consolidated financial statement of the Company containing unaudited consolidated balance sheets of the Company as at the Management Account Date and the unaudited consolidated profit and loss account of the Company for the period beginning on 1 January 2022 and ended on the Management Account Date, which shall be prepared in accordance with the Hong Kong Financial Reporting Standards and accounting principles generally accepted in Hong Kong, copies of which are attached hereto marked “Annex (B)” 30 November 2022 means the unaudited consolidated financial statement of the Company containing unaudited consolidated balance sheets of the Company as at the Completion Date and the unaudited consolidated profit and loss account of the Company for the period since the Management Account Date and ended on the Completion Date, which shall be agreed by the Vendors and the Purchaser ;

7 “Corporate Records” “Material Adverse Change (or Effect)” “Purchase Price” Consideration Shares “Responsible Officers” “1 s t Vendor's Shares” means the documents and properties of Grande Capital, including certificate of incorporation, certificate of incorporation on change of name (if any) and its current business registration certificate (if any) ; certificate of the License for Type 1 and Type 6 regulated activities under the SFO and/or other license granted by SFC and/or other authorities ; statutory book, statutory records, significant controller register, and minute books written up to the Completion Date ; common seal, chops and all rubber stamps ; cheque books and bank statements ; all other accounting records, ledgers, audited accounts ; profit tax computation, copies of all tax returns and assessment, correspondences with SFC, the Inland Revenue Department and/or other government departments in Hong Kong or elsewhere ; all copies of the memorandum and articles of association and all amendment thereto ; all deeds, agreements, documents of title of properties or assets owned by the Company or held under its name and all copies thereof ; and all tenancy agreements and all amendment thereto and/or extension thereof entered into by it (if any) ; deposit receipts ; contracts and policies of insurance ; share certificate book and unissued share certificates ; compliance manuals ; all agreements documents and correspondence with and relating to all its clients ; all record of compliance with statutory and regulatory requirements ; any change (or effect) which has a material and adverse effect on the financial or trading position, business, prospects, results of operations of the Group the purchase price payable by the Purchaser for the 1 st Vendor's Shares as specified in Clause 3.1; 45 Shares of the Purchaser to be issued by the Purchaser to the 2‘ d Vendor or his nominee as he may direct upon Completion means the Responsible Officers of Grande Capital who are licensed under the SFO and approved by SFC as set out in Schedule 1 and 55 Ordinary Shares held by the 1 st Vendor representing 55 % of the issued share capital of the Company as at the date of this Agreement

8 “2 nd Vendor's Shares” “Sale Shares” “SFC” “SFC Licenses” “SFO” “Shares” “Subsidiary” “Tax” and “Taxation” “Tax Indemnity” Trademark(s) “this Agreement” “Warranties” 45 Ordinary Shares held by the 2 nd Vendor representing 45 % of the issued share capital of the Company as at the date of this Agreement, The 1 st Vendor's Shares and the 2 ‘ d Vendor's Shares, totalling 100 Shares, representing the entire issued share capital of the Company as at the date of this Agreement and to be sold to the Purchaser pursuant to this Agreement ; the Securities and Futures Commission of Hong Kong; means the license held by Grande Capital for carrying the business of Type 1 (dealing in securities) and Type 6 regulated activities (advising on corporate finance) and/or other regulated activities (if any) under the SFO, and SFC License shall be construed accordingly ; The Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong); the ordinary shares of and in the capital of the Company, and “Share” means any of them; a subsidiary of the Company (including but not limited to Grande Capital) and the expressions “ Subsidiaries ” shall be construed accordingly ; all forms of taxation, estate duties, deductions, withholdings, duties, imposts, levies, fees, charges, social security contributions and rates imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, federal or other body in Hong Kong or elsewhere and any interest, additional taxation, penalty, surcharge or fine in connection therewith ; “means the Deed of Indemnity to be executed by the 1 st Vendor and 2 ‘ d Vendor in the form set out in Schedule 5 ; the trademarks, registered or unregistered, owned or used by the Company, details of which are set out in Schedule 4 this sale and purchase agreement as amended or varied from time to time in accordance with the terms hereof ; the warranties, representations and undertakings given

9 or made by the Vendor set out in Schedule 2. 1 . 2 Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re - enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any statutes or provisions of which they are re - enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision . References to sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared . 1.3 References herein to Clauses and Schedules are to clauses in and schedules to this Agreement (unless the context requires otherwise). The Recitals and the Schedules to this Agreement shall be deemed to form part of this Agreement. 1.4 1.6 The expressions the “Vendor” and the “Purchaser”, shall, where the context permits, include their respective successors and personal representatives and permitted assigns. 1.5 The headings are inserted for convenience only and shall not affect the construction of this Agreement. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender. 1.7 References to “persons” shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality). 1.8 References to writing shall include any methods of producing or reproducing words in a legible and non - transitory form. 1.9 In this Agreement, any reference to a document in the “approved form” is to a form of the relevant document which is in form and substance agreed between the Parties. 1.10 In construing this Agreement: (a) the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things ; and (b) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words . 2. SALE AND PURCHASE 1. Subject to the terms of this Agreement, the 1 s t Vendor and 2 ‘ d Vendor as the legal and beneficial owners shall respectively sell the 1 s t Vendor's Shares and 2 n d Vendor's Shares, and the Purchaser shall purchase from the 1 st Vendor and 2 ‘ d Vendor respectively the 1 st

10 Vendor's Shares and the 2 “ Vendor's Shares free from all Encumbrances and together with all rights and benefits of any nature attaching to them, including all rights to any dividend or other distribution declared, made or paid on or afler the Completion Date . 2 . 2 The Parties shall not be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously according to the terms and conditions of this Agreement . 3. CONSIDERATION 1. The total consideration or purchase price for the whole of the Sale Shares shall be HK $ 14 , 400 , 000 . Subject to the terms and conditions of this Agreement, (a) the Purchase Price payable by the Purchaser to the 1 st Vendor for the 1 st Vendor's Shares shall be HK $ 7 , 920 , 000 ; and (b) the Purchase Price payable by the Purchaser to the 2 nd Vendor shall be HK $ 6 , 480 , 000 which shall be satisfied by issue by the Purchaser of the Consideration Shares to the 2 " d Vendor or his nominee as he may direct upon Completion . 2. Upon Completion, the Purchaser shall pay to the 1 s t Vendor the Purchase Price by cashier's order(s) issued by a licensed bank in Hong Kong or solicitors' cheque(s) drawn on a licensed bank in Hong Kong and made payable to the 1 st Vendor and issue the Consideration Shares to the 2 nd Vendor or his nominee as he may direct .. 3. The Vendors shall procure that there will be no Completion Debt as at the Completion Date . In the event that there is Completion Debt, the Vendors shall procure that the Completion Cash Level, notwithstanding other provisions stipulated in this Agreement, be topped up with an amount equivalent to the Completion Debt . 4. CONDITIONS PRECEDENT 1. The Purchaser shall be entitled to conduct such financial, legal or other due diligence review of the assets, liabilities, operations and affairs of the Group as it may reasonably consider appropriate and the Vendors shall provide and procure any Group Company and its agents to provide such reasonable assistance as the Purchaser or its agents may reasonably require in connection with such review . 2. Completion is conditional upon the fulfilment of all the following Conditions Precedent: (a) (c) the Purchaser being reasonably satisfied with the results of the due diligence review to be conducted under Clause 4.1; ) all approvals and consents required to be obtained on the part of the Purchaser in respect of this Agreement and the transactions contemplated hereunder (if necessary) shall have been obtained and remain in full force and effect and any applicable legal or regulatory requirements (including but not limited to any requirements under the SFO) applicable to the Purchaser in respect of the entering into of this Agreement and the transactions contemplated hereunder shall have been duly complied with by the Purchaser ; the Warranties remaining true, accurate and not misleading in all material respects;

11 4 A . 1 For the purpose of ensuring compliance with the legal requirements for and the smooth and uninterrupted continuation of the operation of the business of Grande Capital, the Vendors shall at the request of the Purchaser procure such existing members of the senior management, Responsible Officers and such other existing staff members to stay with Grande Capital after Completion on such terms and conditions as may be agreed between the Parties . 5. MATTERS PENDING COMPLETION 1. The Vendors hereby undertake with the Purchaser that until Completion the Group Companies shall carry on their respective business in a manner consistent with their existing practices . 2. The Vendors hereby undertake with the Purchaser that prior to Completion, the members of the Group will maintain at all times paid - up share capital and liquid capital not less than the specified amounts required by the SFO and in compliance with the Securities and Futures (Financial Resources) Rules (Chapter 571 N of the laws of Hong Kong) . 3. Without prejudice and notwithstanding Clauses 5 . 1 and 5 . 2 , from the date of this Agreement until Completion, the Vendors shall not and shall procure and take all reasonable steps necessary to ensure that none of the companies in the Group will, save as contemplated under this Agreement or in furtherance of the transactions contemplated (d) the Completion Cash Level shall not be less than HK$12,000,000 upon Completion; and the Purchaser having reasonably satisfied that there has not been any Material Adverse Change on the Group since the date of this Agreement. (e) 4.3 To the extent permitted by law and any applicable regulatory requirements, the Vendors shall procure that all information and documents required to be submitted to the SFC and other relevant regulatory authorities pursuant to applicable rules, codes and regulations are duly given promptly to the Purchaser . 4. The Purchaser may in its absolute discretion at any time before Completion waive any Condition Precedent set out in Clause 4 . 2 by notice in writing to the Vendors, and such waiver may be subject to such terms and conditions as determined by the Purchaser . 5. The Vendors shall use its reasonable endeavours to procure the fulfilment of the Conditions Precedent set out in Clauses 4 . 2 (a), (c), (d) and (e) . The Purchaser shall procure the fulfilment of the Conditions Precedent set out in Clauses 4 . 2 (a), (b) and (e) . Each Party shall promptly notify the other Party when each of the Conditions Precedent have been satisfied, in each case as soon as reasonably practicable and in any event before the Longstop Date . Each Party shall also produce to the other Party evidence to the satisfaction of the other Party showing due fulfilment of the Conditions Precedent . 4A 4 . 6 In the event that the Conditions Precedent cannot be fulfilled or waived by the Purchaser pursuant to Clause 4 . 4 on or before the Longstop Date, this Agreement shall cease and determine (save and except Clauses 9 , 10 and 12 and this Clause which shall continue to have full force and effect) and the Parties will be released from all obligations hereunder, save for the liabilities of any antecedent breaches of the terms hereof . SENIOR MANAGEMENT AND RESPONSIBLE OFFICERS hereunder or save in the day - to - day business operation of the Group without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed) : (a) issue or agree to issue any shares, warrants or other securities or loan capital or grant or agree to grant any option over or right to acquire or convertible into any share or loan capital ; (b) capitalise, repay or otherwise distribute any amount standing to the credit of any reserve of any Group Company or conduct any other reorganisation of share capital ; (c) wind - up or liquidate any Group Company; (d) alter the rights attaching to any of the Sale Shares or shares of any Group Company; (e) purchase or redeem any of shares or provide financial assistance for any such purchase ; amend its constitutional documents or pass any board or shareholder resolutions inconsistent with the provision of this Agreement; (g) acquire or dispose of any lease or any other interests in real property owned or occupied by any Group Company or create of any mortgage or other encumbrance over such property having a value in excess of HK $ 8 , 000 , 000 ; (h) acquire or dispose of any property or other asset by any Group Company having a value in excess of HK $ 8 , 000 , 000 ; (i) sell or dispose of the whole or a substantial part of the undertaking of any Group Company or any equity interest therein ; @) enter into any material contract by any Group Company in excess ofHK $ 8 , 000 , 000 ; (k) lend any monies, grant any credit or give any guarantee or indemnity in excess of HK $ 8 , 000 , 000 other than contracts in respect of any transactions of a revenue nature in the ordinary course of business of the Group ; (l) amalgamate or merge any Group Company with any other company or concern; (m) do, allow or procure any act or omission on or before Completion which will constitute a breach of any of the Warranties in any material respect ; (n) do anything which is likely to materially jeopardize or diminish the value of any assets of the Group ; (0) create any charge, mortgage or other encumbrance over the Sale Shares or shares of any Group Company ; (p) transfer any shares of any Group Company (other than the shares of the Company); (q) carry on any business which constitutes a material deviation from the business currently carried on by the Group ; and (r) incorporate any subsidiary or permit the disposal or dilution of its interest, directly or indirectly, in any subsidiary or acquire shares in any company or dispose of any shares in any company or participate in any partnership or joint venture ; 12

13 6.3 (s) appoint any director of any Group Company or otherwise alter of the composition of the board of directors of any Group Company ; and (t) not to increase remuneration (other than bonuses which shall continue to be determined based on the existing bonus scheme formulae for employees other than the Vendors), incentive or benefit payable to any officer or employee of the Company and not undertaken any obligation to increase any such remuneration incentive or benefit at any future date with or without retrospective effect, if such increase exceeds 30 % of the existing remuneration, incentive or benefit . 6. COMPLETION 1. Completion shall take place at or before 3 : 00 p . m . (or such other time as the Parties may agree prior to Completion) on the Completion Date when all (but not some only) of the events described in the other provisions of this Clause 6 shall occur . 2. At Completion, the Purchaser shall: (a) deliver to the 1 s t Vendor cashier order(s) issued by a licensed bank in Hong Kong or solicitors' cheque(s) drawn on a licensed bank in Hong Kong in the amount of the Purchase Price and made payable to the 1 s t Vendor ; (b) issue the Consideration Shares to the 2 ‘ d Vendor or his nominee as he may direct ; and (c) procure Grande Capital to enter into an employment contract with the 1 " Vendor to record the terms and conditions of such employment, the major terms of which are set out in Schedule lA to this Agreement . Against compliance in full by the Purchaser of its obligations set out in Clause 6.2, the 1 st Vendor and the 2 n d Vendor shall deliver to the Purchaser: (a) instrument of transfer in relation to the 1 st Vendor's Shares and 2 " d Vendor's Shares duly executed by the 1 s t Vendor and the 2 nd Vendor respectively in favour of the Purchaser ; Q) original of the existing share certificate(s) in respect of the 1 s t Vendor's Shares and the 2 n d Vendor's Shares issued in the name of the 1 s t Vendor and 2 ƒ d Vendor respectively ; (c) original of the new share certificate(s) in respect of the Sale Shares issued in the name of the Purchaser ; (d) the Completion Management Accounts of the Company duly signed and certified to be true by the Vendors ; (e) two counterparts of Tax Indemnity, duly executed as at the Completion Date by the Vendors, and the Company in favour of the Purchaser ; (Q all Corporate Records of the Company and Grande Capital; (g) in so far as there are in the Vendors' possession, all the cheque books of Grande Capital together with all statements and passbooks of the accounts of Grande Capital; 14 (h) a duly signed director's certificate confirming that the Conditions Precedent set out in Clause 4.2 (c), (d) and (e) have been fulfilled; (i) duly signed resignation letter of the 1 st Vendor as a director of each of the Company and Grande Capital with effect from the Completion Date ; (j) duly signed resignation letter of Mr Lau Chun Chung as a director of Grande Capital with effect from the Completion Date ; (k) Form ND 2 A duly signed by the relevant resigning directors of Grande Capital reporting on the resignation of existing directors and/or appointment of new or replacement directors to be filled in such manner as the Purchaser's Solicitors may approve ; (l) the original ofboard resolutions of director meeting and also the shareholder meeting of the Company duly convened and held approving the terms of this Agreement and the transaction contemplated hereunder ; all books of records, accounts, financial statements, tax computation, documents, articles, things, and instruments in relation to the affairs of the Company and/or Grande Capital (as the case may be) in the Vendors' possession ; (n) copies Certificate of Incumbency of the Company stating, inter alia, the current directors, secretary (if any) and shareholders thereof issued by the registered agent of the Company dated not more than five (5) Business Days prior to the Completion Date, originals of which would be delivered to the Purchaser within 14 days from the Completion Date ; and (O) (if requested by the Purchaser which shall be made no less than 5 Business Days before the Completion Date) the appropriate forms amending the mandates duly signed by the director(s) and/or authorized signatories thereof for giving to the relevant banks for which Grande Capital has maintained account(s) . 4. the Vendors shall cause the following resolutions to be passed by the board of directors and shareholders of the Company: (a) the transfer of the Sale Shares from the Vendors to the Purchaser (or its nominee) and the registration of the Purchaser (or its nominee) as holder of the Sale Shares with effect from the Completion subject to the relevant instrument of transfer being executed and presented to the Company for registration ; (b) cancellation of the existing share certificate(s) issued by the Company in favour of the Vendors and the issue of share certificate in respect of the Sale Shares in the name of the Purchaser with the common seal of the Company affixed thereon ;

(c) if applicable, note the resignation of the relevant directors of the Company and/or Grande Capital with effect from the Completion Date ; (d) the appointment of the director(s) of the Company and/or Grande Capital as nominated by the Purchaser ; (e) approving and authorizing the execution of the Tax Indemnity (under its common seal if required) and any other incidental documents and the transactions hereby or thereby contemplated ; and approve or note such other matters as may be incidental to the above matters and/or the Completion. 5. The Vendors shall procure the Company and/or Grande Capital's representative to attend the Bank of China (Hong Kong) (and other banks with which bank account(s) is maintained in relation to the Company and/or Grande Capital, if any) with the Purchaser to arrange for the change of authorized signatory of all bank accounts held by the Company and/or Grande Capital . 6. The Vendors shall provide the Purchaser with the draft Completion Management Account for its perusal three (3) business days before Completion . 7. If the Completion Date shall fall on a day which is not a Business Day or a day on which typhoon number 8 or black rainstorm signal is hoisted, the Completion Date for the sale and purchase of the Sale Share shall automatically be postponed to the next Business Day on which no typhoon number 8 or black rainstorm signal is hoisted . 8. The transactions described in Clauses 6 . 3 and 6 . 5 shall take place at the same time, so that in default of the performance of any such matters by a party, the other party shall not be obliged to complete the sale and purchase aforesaid (without prejudice to any other rights and further legal remedies of such default) . 9. Without prejudice to any remedies any Party may have (including but not limited to specific performance), if the Vendors or the Purchaser, as the case may be, fails to complete the sale and purchase hereunder in accordance with the provisions of Clauses 6 . 2 , 6 . 3 , 6 . 4 , 6 . 5 or 6 . 6 , the Party not in default may by notice in writing to the other : - (a) proceed to Completion as far as practicable (without limiting its rights under this Agreement); or (b) terminate this Agreement. 7. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER 15 7.1 The Purchaser represents and warrants to the Vendors that: (a) it has the power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby;

16 (b) as at Completion, it will have taken all necessary action to authorize the entering into and performance of this Agreement and to carry out the transactions contemplated hereby ; and (c) this Agreement is a valid and binding obligation on it . 8. REPRESENTATIONS AND WARRANTIES OF THE VENDORS 1. The Vendors hereby represent, warrant and undertake to the Purchaser (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) that each of the statements set out in Schedule 2 is now and will immediately prior to Completion be true, accurate and not misleading in all material respects . 2. The Vendors acknowledge that the Purchaser is entering into this Agreement in reliance upon the representations in the terms of the Warranties made by the Vendors with the intention of inducing the Purchaser to enter into this Agreement and that accordingly the Purchaser has been induced to enter into this Agreement . Each of the Warranties shall be construed as a separate and independent warranty and (save where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of this Agreement or any of the Warranties . 3. The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion . 4. The rights conferred upon the Purchaser by the provisions of this Clause 8 are additional to and do not prejudice any other rights the Purchaser may have, and failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights . 5. The Warranties shall be deemed to be given at the date of this Agreement and shall be deemed to be repeated immediately before the time of Completion with reference to the facts then existing (except that references to any fact, matter or thing existing, occurring or having occurred at or before the date of this Agreement shall be construed as references to the time at or before Completion) . 8.6 The Vendors hereby agree to fully indemnify and keeps the Purchaser and its successors and its assigns fully indemnified on demand from and against any depletion of assets, all reasonable losses, costs and expenses (including legal expenses) which the Purchaser and its successors and its assigns may incur or sustain from or in consequence of any of the Warranties not being correct or fully complied with in any material respect . This indemnity shall be without prejudice to any of the rights and remedies of the Purchaser and its successors and its assigns in relation to any such breach of Warranties and all such rights and remedies are hereby expressly reserved . 7. If it shall be found at any time after Completion that any of the Warranties is not true, correct and accurate or is not as represented, warranted or undertaken in any material respect and : (a) the effect thereof is that the value of some assets of the Group including, without limitation, the value of any asset stated in the Audited Accounts less than its value

17 would have been had there been no such breach or the matter warranted were as warranted; or (b) the Group has incurred or is under any liability or contingent liability which would not have been incurred if such matter were as represented or warranted or the relevant undertaking were performed ; or (c) the effect thereof is that the amount of a liability of the Group is higher than its amount would have been had there been no such breach or the matter warranted were as warranted, then, without prejudice to any other provisions of this Agreement, the Vendors shall indemnify the Purchaser on demand on a full indemnity basis, and holds it harmless from and against all liabilities, direct damages, reasonable costs, claims, reduction in net assets or increase in net consolidated liabilities and all reasonable expenses which the Purchaser may sustain, suffer, or incur as a result of any of the foregoing and the Vendors shall pay to the Purchaser on demand the full amount of any such direct loss as aforesaid in immediately available funds . Nothing in this Agreement shall or shall be deemed to relieve the Purchaser of any common law duty to mitigate any loss or damage incurred by it . 8. Nothing in this Agreement shall or shall be deemed to relieve the Purchaser of any common law duty to mitigate any loss or damage incurred by it . 9. The Warranties are given subject to the matters disclosed or transactions contemplated by this Agreement and any transactions in furtherance of transactions contemplated hereunder and thereunder, including any intra - group lending or capital injection . 10. Before Completion, the Vendors will as soon as reasonably practicable notify the Purchaser in writing of any matter or thing of which any of the Vendors become aware of which is a breach of or inconsistent with any of the Warranties herein contained . 11. The Vendors shall not be liable for any claims made under or in connection with any of the representations, warranties or undertakings made under this Agreement unless a written notice, giving particulars of the claim, is given to the Vendors within one (1) year from the Completion Date . 12. The maximum liability of the respective Vendors in respect of all claims under this Agreement shall not exeed the Purchase Price or the value of the Consideration Shares (as the case may be) actually received by the 1 st Vendor and 2 nd Vendor respectively . 13. Each of the Vendors shall not be liable for an individual claim made under or in connection with any of the representations, warranties or undertakings made by the Vendors under this Agreement which does not exceed HK $ 50 , 000 PROVIDED THAT the Vendors shall be liable in respect of any such claim if the aggregate liability of the Vendor for that and other claims made under or in connection with any of the representations, warranties or undertakings made by the Vendors under this Agreement exceeds HK $ 100 , 000 . For the avoidance of doubt, in respect of any claim exceeding

18 HK$50,000 or (as the case may be) claims exceeding HK$l00,000 in aggregate, the Vendors shall be liable for the full amount of that claim and not only the excess. 9. RESTRICTION ON ANNOUNCEMENTS AND DISCLOSURE 1. Subject as provided in Clause 9 . 2 , none of the Parties shall make any public announcement in relation to the transactions or arrangements hereby contemplated or herein referred to or any matter ancillary hereto without the prior written consent of the other Parties (which consents shall not be unreasonably withheld or delayed) . 2. This Clause shall not apply to any announcement required to be made by any Party pursuant to any applicable laws and regulations provided that the prior written consent to the content of such announcement is obtained from the other Party . 3. Each Party undertakes that it will treat as strictly confidential all information received or obtained by it or its employees, agents, or advisers as a result of entering into or performing this Agreement including information relating to the provision of this Agreement, the negotiations leading up to this Agreement and the subject matter of this Agreement and subject to the provision of this Clause that it will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use its reasonable endeavours to prevent the publication or disclosure of any such information . 10. NOTICE AND COMMUNICATION 1. Any notice, claim, demand, court process, document or other communication (collectively “communication” in this Clause 10 . 1 ) to be given under this Agreement shall be in writing in the English language and may be left at or sent to the relevant party at the address or facsimile numbers (if any) set out below and marked for the attention of the person named below and/or such other address or facsimile numbers as may have been last notified in writing by such party specifically referring to this Agreement : To the 1 st Vendor: Address: Email: To the 2 n d Vendor: Address: Email: To the Purchaser: Address: CHUNG Chi Bun, Alan Room 2701 , 27 " Floor, Tower 1 , Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong alan.chung@grande - capital.com Tarn Tak Kei Raymond Room 2701 , 27 " Floor, Tower 1 , Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong rtktam@yahoo.com.hk Homei Holdings Inc . 71 Fort Street, PO Box 500 , George Town, Grand Cayman, KYI - 1106 , Cayman Islands .

19 Attn.: Email: Cayman Islands Mr. Alex Pan and Ms. Vivi Chen alex.name.zande - capital.com vivi.chan@grande - capital.com 2. Any communication so addressed to the relevant party shall be deemed to have been received within the time stated adjacent to the relevant means of dispatch : Means of dispatch Time of deemed receipt Local mail/courier 24 hours after dispatch 3. A communication served in accordance with clause 10 . 1 shall be deemed to have been sufficiently served and in proving service and/or receipt of a communication, it shall be sufficient to prove that such communication was, as the case may be, left at the addressee's address or that the envelope containing such communication was properly addressed and posted or dispatched to the addressee's address or that the communication was properly transmitted by facsimile to the addressee . A communication served by facsimile shall be deemed properly dispatched on receipt of a satisfactory transmission report printed out by the sending facsimile machine . 4. Nothing in this clause 10 shall preclude the service of communication or the proof of such service by any mode permitted by law . 11. MISCELLANEOUS 1. Time shall in every respect be of the essence in this Agreement . No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy . Without limiting the foregoing, no waiver by any Party of any breach by the other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof . If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby . 2. The rights and benefits of any Party under this Agreement shall not be assignable unless otherwise agreed in writing by the other Party . 3. This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties and it is expressly declared that no variations hereof shall be effective unless made in writing and signed by all the Parties . 4. The provisions of this Agreement including the Warranties herein contained, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion .

20 5. The Vendors and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement . 6. This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until every Party has executed at least one counterpart and each such counterpart shall be an original of this Agreement but all the counterparts shall together constitute one and the same instrument . 7. The legal and other costs and expenses for the negotiation, preparation and execution of this Agreement and other documents incidental thereto shall be borne by the Vendors of the one party and the Purchaser of the other part in equal shares . 8. A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap . 623 of the Laws of Hong Kong) to enforce any term or provision of this Agreement . 12. GOVERNING LAW AND JURISDICTION 1. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the Parties hereby irrevocably submit to the non - exclusive jurisdiction of the Hong Kong courts for the purpose of enforcing any claim arising hereunder . IN WITNESS WHEREOF this Agreement has been executed by the above - named Parties on the day and year first above written.

21 Part 1 SCHEDULE 1 Details of the Company (as at the date of this Agreement) Company Name Hero Intelligence Group Limited (t& Place of incorporation British Virgin Islands Company Number 2041206 Date of incorporation 8 June 2020 Issued share capital 100 ordinary shares Shareholder(s) 45 shares held by Tarn Tak Kei Raymond Director(s) Registered office Subsidiary t$, ) 55 shares held by Chung Chi Bun Alan Tann Tak Kei Raymond Chung Chi Bun Alan Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands Grande Capital Limited ( $ † @)

22 Part 2 Details of the Subsidiary (as at the date of this Agreement) Company Name Grande Capital Limited ( $ Place of Hong Kong Incorporation Company Number 2523271 Date of 6 t ' April 2017 Incorporation † $g @) Issued share HK$12,000,000 divided into 12,000,000 ordinary shares capital Shareholder(s) Hero Intelligence Group Limited Director(s) Leung Kit Ming Chung Chi Bun Alan Lau Chun Chung

Responsible Officers	Name	CE No.	Regulated Activity	
			Type 1	Type 6
	SHUM Wing Yip 沈永業	BEL731		X
	MAK Suet Man 麥雪雯	BIB910		X
	LEUNG Kit Ming 梁傑明	AUX416	X	X
	LAU Chun Chung 劉振中	AWS123		X
	CHUNG Chi Bun, Alan 鍾智斌	AXF919	X	X
	CHAN Lung Sang 陳龍生	AUA794	X	
	CHAN Chui Shan Cynthia 陳翠珊	BHH358		X

Secretary : Wonder World Corporate Services Limited

Registered office : Room 2701, 27/F., Tower 1, Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong

Subsidiary Nil

23

24 SCHEDULE IA Major terms to be incorporated into the proposed employment contract of the 1 s t Vendor 1. Salary, Bonus and Profit Pool 1. Definitions For the purpose of this Clause 1, the following expressions shall have the following meanings except where the context otherwise requires: “Balance” or “B” “Company” “Completion” “Completion Cash Level” “Completion Receivables” “Completion Payables” “D” “Drawing(s)” means the amount of money in the Profit Pool from time to time as determined by the formula set out in Clause 1 . 4 of this Schedule means Grande Capital Limited has the meaning ascribed to it in the SPA has the meaning ascribed to it in the SPA has the meaning ascribed to it in the SPA has the meaning ascribed to it in the SPA has the meaning ascribed to it in Clause 1.4 of this Schedule means the act of drawing money out of the Profit Pool in one or more of the following manners: (i) the Company making a bonus payment to you or to a Team Member at your request; (ii) the Company spending money at your request for the purchase of good(s) and/or service(s) for use by you and/or your Team Member(s) in the Company's ordinary and usual course of business ; and (iii) the Company effecting a transfer of the money at your request in other manner as to be agreed between you and the Company

25 “E” “Existing Contract(s)” “expenses” “income” “Low - Balance Action(s)” has the meaning ascribed to it in Clause 1.4 of this Schedule means income - generating contract(s) entered into between the Company and its client(s) before Completion where you and/or your Team Member(s) are responsible for the supervision and/or execution of the work under the contract(s) means the Company's expenses recorded on a cash basis, i . e . expenses which are actually paid by the Company to its supplier(s) and other third party(ies), regardless of how such expenses are accounted for in the Company's financial statements based on the accounting principles adopted therein means the Company's income recorded on a cash basis, i . e . income which is actually received by the Company from its client(s) and other third party(ies), regardless of how such income is accounted for in the Company's financial statements based on the accounting principles adopted therein means one or more of the following actions that the Company may take against you and/or your Team Members (as the case may be) without the need to obtain your prior consent when any of the scenarios described in Clause 1 . 4 of this Schedule occurs : (i) effect a reduction of the basic salary of you and/or one or more of your Team Members by such amount for such period as the Company may see fit ; (ii) require one or more of your Team Member(s) to take such number of days of unpaid leave as the Company may see fit ; (iii) require you and/or your Team Member(s) to reduce or cease any activities which may result in expenses chargeable to the Profit Pool ; (iv) require you to personally pay for any further amount of operating expenses incurred which are directly attributable to any of the Team Projects and/or other Team Activities, without you getting reimbursed by the Company until the Balance is restored to such a level that is sufficient for the Company to reimburse you for such expenses without resulting in the

26 “Minimum Team Working Capital” “N” “New Contract(s)” “Net Income” Disbursement “O” “Profit Pool” “Proportionate Share” “Purchaser” “Referral Fee” “Reimbursement(s)” Balance dropping below the Minimum Team Working Capital; and (v) terminate the employment of you and/or one or more of your Team Members means an amount equivalent to the sum of(i) one months' worth of the aggregate basic monthly salaries of you and your Team Members from time to time ; and (ii) one months' worth of Team Rent has the meaning ascribed to it in Clause 1.4 of this Schedule means income - generating contract(s) entered into between the Company and its client(s) after the Completion where you and/or your Team Member(s) are responsible for the supervision and/or execution of the work under the contract(s) means, in respect of a Team Project, disbursement income received by the Company from the relevant client in accordance with the terms of such mandate, minus Reimbursements attributable to such Team Project paid by the Company to you and your Team Members has the meaning ascribed to it in Clause 1.4 of this Schedule means a pool of money representing any profit which the 1 st Vendor shall be entitled to share after Completion as determined by the formula set out in Clause 1 . 4 of this Schedule means a percentage figure applied to the calculation of the Company's expenses that should reasonably be shared by you by way of charging against the Profit Pool, where such percentage figure shall initially be [ 37 . 5 % and shall be adjusted upward or downward subject to the mutual agreement between you and the Company when the number of Team Members changes in the future has the meaning ascribed to it in the SPA has the meaning ascribed to it in Clause 1.3 of this Schedule means reimbursement(s) paid by the Company after Completion to you and/or to your Team Member(s) for work - related expense(s) incurred by you or by the Team Member(s) in connection with Team Projects and/or Team Activities

27 “SPA” “Tax” “Team Activities” “Team Member(s)” “Team Projects” “Team Rent” “Team Tax” 1.2 Basic monthly salary means the sale and purchase agreement dated [*] 2023 to be entered into among you, the 2 ^ d Vendor and the Purchaser therein defined for the sale and purchase of the shares of Hero Intelligence Group Limited has the meaning ascribed to it in the SPA means any activities of you and/or your Team Member(s) that result in the Company earning income or incurring expenses, except that, in the context of referring to income or expenses attributable to Team Activities, it should be taken to mean all such activities except for activities of Team Member(s) who do not work only on Team Projects but also on other projects of the Company (in which case the income or expenses attributable to the activities of such Team Member(s) shall be added to or charged against the Profit Pool based on a Proportionate Share or an otherwise fair and equitable basis to be agreed between you and the Company) means employee(s) of the Company designated by you based on the mutual agreement between you and the Company, which shall generally include those who participate in the execution of any of the Team Projects under your supervision and/or instruction means all Existing Contracts and New Contracts ; and a Team Project shall refer to either an Existing Contract or a New Contract means a Proportionate Share of the monthly rental expense (together with property management fee and other related expenses charged by the landlord) pursuant to the tenancy agreement entered into by the Company in respect of the business premises of the Company from time to time means the amount of Tax actually paid by the Company for which a notice of demand is issued by any tax authority to the Company after Completion and which are directly attributable to any of the Team Projects and/orTeamActivities before or after Completion, except for any Tax that arises as a result of the portion of N that does not count towards the Profit Pool based on the formula set out in Clause 1 . 4 of this Schedule (i . e . 16 % x N) The Company shall pay you a monthly salary of HK$ last day of every calendar month. payable on or before the

28 3. Referral Fee In the event that the client(s) of any Team Project is/are introduced by you to the Company, you shall be entitled to a referral fee of 20 % of the income of the Company deprived from the Team Project actually received by the Company (“Referral Fee”), which shall be payable by the Company to you within one month upon receipt of such income in cash by the Company . 4. Profit Pool You are entitled to request Drawings out of the Profit Pool from time to time during your employment with the Company, and the Company shall entertain such requests for Drawings without any unreasonable delay, provided that : (i) the Balance is greater than the Minimum Working Capital at the time of such a request; and (ii) each Drawing shall be limited to an amount such that the Balance shall remain at or above the Minimum Working Capital after the Drawing (unless a Drawing is made upon the termination of your employment with the Company, in which case a Drawing of the entire amount of the Balance shall be permitted) . Upon Completion, the Balance shall initially be the higher of : (i) zero ; or (ii) the amount of Completion Cash Level that is in excess of the required level stipulated in the SPA, calculated based on the following formulas from time to time after Completion : B = (( E N) x 64%) — O — D where: B refers to the Balance ; E refers to the accumulated amount of fee income and Net Disbursement Income actually received by the Company in cash after Completion which are derived from the Existing Contracts (including any amount received in cash by the Company in respect of the Completion Receivables) ; N refers to the aggregate of : (i) the accumulated amount of fee income and Net Disbursement Income which are derived from New Contracts and which are actually received in cash by the Company ; and (ii) the accumulated amount of other income of the Company (e.g. government subsidy, insurance claim, etc.) actually received in cash after

29 Completion which are directly attributable to any Team Activities after Completion; Note. When determining the Net Disbursement Income in N above, if certain Reimbursements amounts have not yet been recovered from the relevant clients in the form ofdisbursement income and it is, in the Company’s reasonable opinion, unlikely or impracticable for such amounts to be recovered from the relevant clients in the near future, then such Reimbursements amounts should be accounted for in component (ii) of 0 below instead of in the Net Disbursement Income in N above . O refers to the accumulated expenses which have actually been paid by the Company after Completion and which are directly attributable to any of the Team Projects and/or other Team Activities after Completion including any amount paid by the Company in respect of the Completion Payables as well as the following : (i) the basic salaries of you and your Team Members (except for any Team Member(s) who do not work only on Team Projects but also on other projects of the Company, in which case only a Proportionate Share (or such other percentage to be agreed between you and the Company on a fair and equitable basis) of his/her/their basic salary shall be counted towards O) ; (ii) any Reimbursements paid by the Company to you and your Team Members which are not elsewhere accounted for in other components of B ; (iii) the Team Rent; (iv) the Team Tax; (v) any other costs, expenses, claims and penalties which the Company is required to pay and has actually paid under any contractual obligation or regulatory requirement or court order which are directly attributable to any of the Team Projects and/or other Team Activities ; and (vi) a Proportionate Share (or such other percentage to be agreed between you and the Company on a fair and equitable basis) of such other expenses of the Company that should reasonably be shared by you by way of charging against the Profit Pool (including photocopying related charges and research database subscription fees) ; and D refers to the accumulated amount of all Drawings made after Completion. 1.5 Balance below Minimum Team Working Capital

30 If the Balance drops below the Minimum Team Working Capital, you shall have a maximum of ninety (90) days to restore the Balance to above the Minimum Team Working Capital (the “Grace Period”) . If you fail to do so within the Grace Period and the Company, in its reasonable opinion after consultation with you, is not satisfied that the active and prospective Team Projects will generate sufficient income to restore the Balance to above the Minimum Team Working Capital in the near future, the Company may take one or more of the Low - Balance Actions and/or demand and claim against you for the then outstanding absolute amount of the Balance upon and/or after the expiry of the Grace Period . 6. Other bonus and rentuneration Apart from the Drawings, there shall normally be no other end - of - year payment, discretionary bonus, and/or other cash remuneration (if any) payable by the Company to you, save for at the absolute discretion and decision of the board of directors of the Company . 7. Significant decisions of the Company affecting the Balance Decisions of the board of directors of the Company made from time to time in its ordinary and usual course of business may have a significant impact on the Balance, such as decisions that may result in costs that are required to be shared by you by way of charging against the Profit Pool, and those that may have a significant impact on the income that can be counted towards the Profit Pool . Examples of such decisions include : (i) a decision to accept, reject, alter, suspend, or terminate a Team Project or any activities under a Team Project, resulting in a significant impact on E and/or N; (ii) a decision to renegotiate the terms and conditions of the tenancy agreement in respect of the Company's business premises, or to relocate or otherwise make changes to the Company's business premises, resulting in a significant impact on Team Rent ; and (iii) a decision to make personnel changes, purchase general office supplies, incur capital expenditures, or do any other things that will have a significant impact on the cash outflows of the Company, resulting in a significant impact on O . The Company agrees that prior to making such decisions, the Company shall involve you in the decision - making process and consult your opinion, and you agree to give your opinion and/or to vote (if you are so required under the Company's established internal procedures or are otherwise required by the Company) in good faith and in the best interest of the Company during such decision - making process .

31 SCHEDULE 2 Warranties Unless the context requires otherwise, the representations, warranties and undertakings contained in this Schedule 2 in relation to the Company shall be deemed to be repeated mutatis mutandis in relation to each of the members of the Group . 1 OWNERSHIP OF THE SALE SHARES 1. The Vendor is the sole registered and beneficial owner of the Sale Shares of the Company as at the date of this Agreement and shall, at Completion, be entitled to sell and transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser free from any Encumbrance . 2. There are no options, or other agreements outstanding which call for the issue of or accord to any person, the right to call for any shares in the capital or the subscription to the share capital or registered capital of the Company or the right to acquire, equities, claim, encumbrance, mortgage, charge, pledge, lien, third party rights whatsoever, adverse interest or other form of security on, over or affecting any of the share capital or registered capital of the Company (including the Sale Shares), and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing . 3. All rights now attached to the Sale Shares are valid, effective, enforceable, and subsisting . INFORMATION OF THE GROUP COMPANIES 2. 1. The information in respect of the Company and the Subsidiaries as set out in Schedule 1 respectively is up - to - date, true and accurate in all material respects . 2. Each Group Company has been duly incorporated under the respective laws of the places of incorporation and establishment and is validly existing and in good standing and has full power, authority and legal right to own its assets and carry on its business . The respective copies of the certificate of incorporation and the memorandum and articles of association of each Group Company which have been supplied to the Purchaser are complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by law to be so attached . Each Group Company has complied with its memorandum and/or articles of association in all material respects and none of the activities, agreements, commitments or rights of the Group Company is ultra vires or unauthorised . 2 . 3 Each Group Company has applied for/been granted all licences, permits, consents to carry out its business in the relevant jurisdiction and all licences and consents are valid and subsisting and the Vendor is not aware of any circumstances which may lead to a revocation or suspension (on temporary or permanent basis) of such licences and consents .

32 4. The SFC licenses are legally issued and validly subsisting . The Responsible Officers are legally approved by SFC and such approval are valid and still subsisting . 5. Neither the Group Companies nor any of the Responsible Officers has received any notice in relation to any investigation (excluding routine inspection) by SFC or any relevant authority in the place where the business of the Group is conducted . 3. ACCOUNTS 1. The Audited Accounts comply with all applicable laws and regulations in Hong Kong or the relevant jurisdiction and have been prepared in accordance with Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards and Interpretations (or the relevant accounting law of the relevant jurisdiction) applied on a consistent basis, except that they may not contain all footnotes required by such generally accepted accounting principles . The Audited Accounts are true and accurate in all material respects and fairly present the financial condition and operating results of the Group as of the dates, and for the periods, indicated therein . 2. All the accounts, books, ledgers, financial and other records (including but not limited to statutory and accounting records) of each Group Company : (1) are in its possession or access; (2) have been properly and accurately kept, completed and brought up to date; (3) do not contain any material inaccuracies or discrepancies of any kind; (4) fairly present its financial condition; and (5) has been properly kept and maintained in accordance with relevant laws, regulations or accounting principles applicable thereto, and no notice or allegation that any of them is materially incorrect or should be rectified has been received from any government authorities having jurisdiction. 3. Each Group Company has carried on its business in the ordinary and usual course since its incorporation . 4. The Management Accounts were prepared on the same basis as the Audited Accounts. 5. There has been no Material Adverse Change (or Effect) of the Group as a whole since the Audited Account Date . 6. The Group has no present intention to discontinue or write down investments in any other businesses nor is any such write down, in the reasonable opinion of the board of directors of the relevant Group Company, required . 7. Each Group Company had, as at the date of this Agreement and up to Completion, no material unrecorded liabilities, contingent liabilities and undisclosed commitments .

33 3 . 8 Each Group Company has no recorded or unrecorded indebtedness or liabilities due or owing to any person, has not given any guarantee/indemnity or other form of security in favour of any person, and does not have any actual, contingent or deferred liability or commitment towards any person other than in the ordinary course of business, except for contract liabilities in respect of payment received for services rendered or to be rendered to its clients . 4. TAXATION Save as disclosed in the Audited Accounts: 4.1 The Audited Accounts contain full provision for all Taxation including deferred or provisional taxation liable to be assessed on the Group for the accounting period ended on the last day of the period to which such Audited Accounts relate or for any subsequent period (on the basis of the tax statutes, regulations, circulars and rulings in force at the last day of the period to which such Audited Accounts relate) in respect of any transaction, event or omission occurring or any income or profits or gains earned, accrued or received by the Group on or prior to the last day of the period to which such Audited Accounts relate or for which the Group is accountable up to such date and all contingent liabilities for Taxation have been provided for or disclosed in the Audited Accounts . 2. Since the last day of the period to which such Audited Accounts relate no further material liability or contingent liability for Taxation has arisen otherwise than as a result of trading activities of the Group in the ordinary course of its business . 3. All returns made by the Group Companies for Taxation purposes were when made and remain correct and on a proper basis and all other information supplied to the relevant fiscal authorities for such purpose was when supplied and remains correct and on a proper basis and such returns include all returns and information which the relevant Group Company ought to have made or given and are not subject to any dispute with the relevant fiscal authorities in Hong Kong or other relevant jurisdiction at the date hereof and there is no fact or matter which might result in any such dispute or any liability for Taxation (present or future) not provided for in its audited accounts . 4. The Group has paid all Taxation that is required to be paid to the relevant fiscal authorities in Hong Kong or other relevant jurisdiction on the due date for payment thereof and is under no liability to pay any penalty or interest in connection therewith and without prejudice to the generality of the foregoing the Group has made all deductions and withholdings in respect or on account of Taxation which it is required or entitled by any relevant legislation to make from any payments made by it including, but not limited to interest, annuities or other annual payment, royalties, rent, remuneration payable to employees or sub - contractors or payment to a non - resident and where appropriate the Group has accounted in full to the relevant fiscal authority for any Taxation so deducted or withheld . 5. All remuneration, compensation payments, payments on retirement or removal from an office or employment and other sums paid or payable to employees or officers or former employees or officers of any Group Company and all interest, annuities, royalties, rent and other annual payments paid or payable by any Group Company (whether before or

34 after the date hereof) pursuant to any obligation in existence at the date hereof are and will (on the basis of the taxation legislation in force at the date hereof) be deductible for profits tax purposes either in computing the profits of the relevant Group Company or as a charge on the income of the relevant Group Company . GENERAL AUTHORITY AND CORPORATE MATTERS 5. 1. Subject to any necessary approval by the SFC, the Vendors has full power, capacity and right to enter into, execute and deliver this Agreement and the agreements contemplated herein and to perform the obligations herein, and this Agreement will, when executed, constitute legal, valid and binding obligations of the Vendors and will be enforceable against the same in accordance with its terms . 2. Subject to any necessary approval by SFC, the execution, delivery and performance of this Agreement and the agreements contemplated herein by the Vendors and the Group Companies and, the consummation of the transactions contemplated hereby and thereby do not, and will not directly or indirectly : (i) contravene any provisions of the memorandum and/or articles of association or other organizational documents and resolutions of any Group Company ; (2) violate or conflict with any law or order applicable to the Vendors, and/or any Group Company as the case may be or any of its or their businesses or properties as the case may be or (3) (with or without the giving of notice or lapse of time, or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration of any obligations of the Vendors and/or any Group Company under the provisions of any agreement, arrangement or understanding to which the Vendors and/or any Group Company is a party or by which it is bound . 3. The Register of Members and all other statutory books of each Group Company are up to date and contain true, full and accurate records of all matters required to be dealt with therein and each Group Company has not received any notice of any application or intended application for rectification of its register . 4. All returns, particulars, resolutions and documents required by any applicable laws or regulations to be filed with the relevant registrars or authorities in Hong Kong or other relevant jurisdictions in respect of each Group Company have been duly filed within the applicable time limit and were correct and complete in all material respects and all legal requirements relating to its formation and the issue of shares and other securities have been complied with . 5. Each Group Company has never reduced, repaid or purchased any of its share capital. 6. LITIGATION 1. Each Group Company is not involved as defendant in any civil, criminal or arbitration proceedings (apart from debt collecting in the ordinary course of business) or in any

35 proceedings before any tribunal and no such proceedings are threatened or, to the best of the knowledge of the Vendors, pending. 2. There are no facts or circumstances which are likely to result in any such proceedings being brought by or against any Group Company or against any person for whose acts or defaults of any relevant member of the Group may be vicariously liable . 3. There is no unsatisfied judgment, court order or tribunal or arbitral award outstanding against any Group Company and no distress, execution or process has been levied on any part of its business or assets . 7. INSOLVENCY 7.1 No orders have been given and no applications have been made and no resolutions have been passed with regard to the liquidation of any Group Company ; no receiver have been appointed over any of its assets ; no distraint, enforcement or any other procedures have been constituted with regard to any assets of any Group Company and there are no threatened or pending applications, resolutions, appointments, distraint or enforcement to that effect . 7 . 2 There are no notices to be served on any Group Company in connection with any contracts or assets or any legal responsibilities or any other breach or non - observance or purported breach or non - observance . 8. MATTERS SINCE THE AUDITED ACCOUNT DATE 1. Since the Audited Account Date, there has been no Material Adverse Change affecting the Group and the business of the Group has been conducted only in the ordinary and usual course consistent with past practice . 9. ACCURACY OF INFORMATION PROVIDED 1. All information contained in the recitals, Schedules and Annexes other than relating to the Purchaser, is true and accurate in all material respects . 2. All documents, copies of contracts, government approval documents and corporate governance documents in relation to any Group Company given to the Purchaser and their professional advisers by the Vendors, the officers and employees of the Group Companies and the Vendors' professional advisers during the negotiations prior to this Agreement was when given, and is at the date hereof, true and accurate in all material respects and there is no fact, matter or circumstance which has not been disclosed to the Purchaser or its professional advisers which renders any such information untrue or inaccurate in any material respect . 10. COMPLIANCE WITH LEGAL REQUIREMENTS Each Group Company has power and has been duly authorised to carry on its business and to own its properties and assets and have duly paid all stamp duty, capital duty,

36 registration or other fees payable in connection with them and all issues of shares, debentures or other securities . 11. BUSINESS The principal business activity of the Group is to carry out Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the SFO subject to the licensing conditions as imposed by the SFC . Since its date of incorporation, the Group has not carried on any other significant business activities . 12. INDEBTEDNESS To the best of the knowledge, information and belief of the Vendors (having made all reasonable inquiries), there is no circumstances or events have arisen or occurred such that any person is (or could, with the giving of notice and/or lapse of time and/or fulfilment of any condition and/or the making of any determination, become) entitled to payment of any indebtedness before its due date for payment by any Group Company, or to take any step to enforce any security for any indebtedness of any Group Company and no person to whom any indebtedness for borrowed money of any Group Company which is payable on demand has demanded or threatened in writing to demand repayment of the same . 13. NO OPTIONS OR OTHER SECURITIES There are no options or other agreements outstanding which call for the issue of or accord to any person, the right to call for the issue of any loan or share capital of any Group Company or the right to require the creation of any mortgage, charge, pledge, lien or other security or encumbrance . 14. COMPLIANCE WITH APPLICABLE LAWS Each Group Company has at all times carried on and will until Completion carry on its business in compliance with all applicable laws and regulations in all material respects and there is no order, decree or judgment of any court or any governmental agency of Hong Kong or of any foreign country outstanding against any Group Company or which may have material adverse effect upon the assets or business of any Group Company and, without prejudice to the generality of the foregoing, each Group Company has obtained all licences and consents necessary for the carrying on of its business, and all such licences and consents are valid and subsisting and so far as the Vendor is aware there is no reason why any of them should be suspended, cancelled or revoked . So far as the Vendors are aware, each Group Company is not in breach in any material respect of any material contracts by which it is bound . 15. CONTRACTS AND COMMITMENTS 1. There is no outstanding nor, save and except for such contracts or agreements (if any) that have already been disclosed to the Purchaser or which may be entered into by any Group Company pursuant to this Agreement, will there be outstanding at Completion with respect to any Group Company : (1) any agreement (whether by way of guarantee, indemnity, warranty,

37 representation or otherwise) under which any Group Company is under any actual, contingent or deferred material liability in respect of the obligations of any person ; (2) any sale or purchase option or similar agreement affecting any assets owned or used by any Group Company (with a value in the books of account of the relevant Group Company in excess ofHK $ 100 , 000 ) except those entered in the ordinary course of day - to - day trading ; (3) any material agreement in excess of HK $ 100 , 000 entered into by any Group Company otherwise than by way of bargain at arm's length save in the ordinary course of business ; and (4) any joint venture agreements, agency agreements or any form of agreement whatsoever which entitles any person to bind any Group Company contractually, to settle, negotiate or compromise any accounts or claims or to collect, receive or share in any balances or sums payable to any Group Company save in the ordinary course of business. 15.2 Each Group Company has not received any formal or informal notice to repay under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which is repayable on demand and which exceeds an aggregate amount ofHK $ l 00 , 000 . 15 . 3 Each Group Company is not under any obligation, or party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort and which is material in the context of its business . 4. Each Group Company is not in default in any material respect under any agreement or obligation to which it is party or in respect of any other obligations or restrictions binding upon it . 5. In respect of each Group Company, there are no outstanding contracts, engagements or liabilities, whether quantified or disputed, save for those entered into in the ordinary course of the relevant Group Company's day - to - day business operations ; or this Agreement . 6. With respect to each Group Company there are, save and except for those which have already been disclosed to the Purchaser (if any) or entered into within the ordinary course of business of each Group Company, no : (1) contractual arrangements between the relevant Group Company and any party (including but not limited to financiers of the relevant Group Company) which will or may be legally terminated as a result of the execution or completion of this Agreement ; or (2) liabilities for any statutory or governmental levy or charge other than for Taxation provision for which has been made in the Audited Accounts or for transactions in the ordinary course of business of the relevant Group Company ; or (3) powers of attorney or other authorities (express or implied) which are still

38 outstanding or effective to or in favour of any person to enter into any contract or commitment or to do anything on its behalf; or (4) agreements or arrangements entered into by it otherwise than by way of bargain at arm's length ; or (5) contracts which are unusual or of a long - term nature or involving or which may involve obligations on it of a nature or magnitude calling for special mention or which cannot be fulfilled or performed on time or without undue or unusual expenditure of money or effort ; or (6) contracts or arrangements between itself and the parties hereto or their associates . 7. Each Group Company is not a party to or bound by any partnership or joint venture or profit sharing or voluntary association or other similar agreement for the conduct of any business . 8. Save for the transactions contemplated hereunder and the business contracts entered into within the ordinary course of business of each Group Company, each Group Company is not a party to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which : (a) is incapable of complete performance in accordance with its terns within six months after the date on which it was entered into or undertaken ; (b) cannot readily be fulfilled or performed by the relevant Group Company on time without undue or unusual expenditure of money and effort ; (c) involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature ; (d) is a contract with any trade union or body or organisation representing the relevant Group Company's employees ; (e) in any way restricts the relevant Group Company's freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit ; (1) is in any way otherwise than in the ordinary and proper course of the relevant Group Company's business ; or (g) will materially and adversely affect the status of the relevant Group Company. 16. PROPERTY 1. Each Group Company does not own any real property in Hong Kong or any part of the world . Details of the Leased Property(ies) have been set out in Schedule 4 . 2. Each Group Company has paid all rent, licence fees (if applicable) and all other outgoings which have become due in respect of the Leased Property(ies) and has

39 performed and observed all its obligations under the tenancy relative thereto in all material respects and no notice of any breach of any such matter has been received and no use of any of the Leased Property(ies) contravenes any provisions contained in such tenancy relating to the permitted user of the Leased Property(ies) . 3. No notice in writing to terminate has been given by any party to any agreement for the leasing of the Leased Property(ies). 4. Save for the Fire Safety Improvement Direction issued by the Fire Services Department to Grande Capital on 28 October 2022, each Group Company has not received: (1) any notice from any person that the present user of the Leased Property(ies) is in contravention of any applicable laws, orders or official directions ; (2) any notice from any person that anything done or omitted on the Leased Property(ies) or any part thereof is in contravention of any applicable laws, regulations, orders or official directions ; (3) any notices, complaints or requirements issued by any governmental body, authority or department in respect of the Leased Property(ies) or any part thereof ; nor (4) any notice of any proposals made by any governmental body, authority or department concerning the compulsory acquisition or resumption of the Leased Property(ies) or any part thereof or which would adversely affect the Leased Property(ies) or any part thereof . 16.5 The rates, property tax and all other outgoings in respect of the Leased Property(ies) have been duly paid up to the date hereof and will be paid up to the Completion Date. 6. The current use of the Leased Property(ies) is in compliance with the provisions, covenants, terms and conditions of any conditions and any regulations in force relating to the Leased Property(ies) . 7. Save for the Fire Safety Improvement Direction issued by the Fire Services Department to Grande Capital on 28 October 2022 , so far as the Vendor is aware, there are no outstanding complaints or orders of any district or other authority affecting the Leased Property(ies) or the use thereof or the owner and there are no pending applications in respect of the Leased Property(ies) . 8. In respect of the relevant Group Company : (1) it has the right to the use, occupation and enjoyment of the Leased Property(ies) currently leased, used or otherwise occupied by it, all applicable legislation and government rules and regulations in the jurisdictions in which the Leased Property(ies) is located, whether of a national or a local nature, have been complied with and all applicable government consents and approvals (if relevant) have been obtained ; (2) it has in all material respects observed and performed all covenants, obligations and restrictions contained in the tenancy in relation to the Leased Property(ies) ;

40 (4) (3) there is no person in possession or occupation of or who has or claims any right or easement of any kind in respect of the Leased Property(ies) which may adversely affect its use occupation and enjoyment thereof, in any material respect ; there are no rights, interests, covenants, conditions, restrictions, exceptions, reservations, licences, easements, agreements, claims or any other matters or things which may adversely affect its use and enjoyment of the Leased Property(ies) for the purpose of the business now being carried on at the Leased Property(ies) by it ; (5) save for the Fire Safety Improvement Direction issued by the Fire Services Department to Grande Capital on 28 October 2022 , it has duly performed observed and complied with and so far as the Vendor is aware, there is no subsisting breach of any covenants, restrictions, conditions, agreements, statutory requirements, bye - laws, order, building regulations or other obligations adversely affecting the Leased Property(ies) or the use thereof including the terms of the tenancy relating to the Leased Property(ies) and (without prejudice to the generality of the foregoing) all outgoings rents and service charges have been paid to date and no notice of any alleged material breach of any of the terms of the tenancy relating to the Leased Property(ies) has been served on or received by it ; and (6) there is no outstanding material monetary claim or liability contingent or otherwise affecting the Leased Property(ies) . There are no rent reviews in the course of being determined or exercisable by a lessor at a date prior to the Completion Date . 17. EMPLOYMENT MATTERS 1. Save as any payments which may become payable under the bonus scheme established or profit sharing arrangements with the relevant Responsible Officer(s) by Grande Capital, each Group Company has no material outstanding liability or obligation nor will there be material outstanding liability or obligation in respect of any employment by the Group Company as at the date of this Agreement up to the Completion Date in respect of : (i) any contracts of service with directors, employees or consultants; (ii) any agreements or arrangements to which the Group Company is a party for profit sharing, share incentives, share options, incentive payments or payment to employees of bonuses; or (iii) any obligation or arrangement to pay any pension, gratuity, retirement annuity or benefit or any similar obligation or arrangement in favour of any person. 17.2 Each Group Company has duly complied with the provisions of the Mandatory Provident Fund Schemes Ordinance (Cap.485 of the Laws of Hong Kong) 18. INTELLECTUAL PROPERTY RIGHTS

41 1. With respect to Intellectual Property including the Trademarks: (A) Save as the Trademarks, none of the Group Companies owns any Intellectual Property; (B) Save as the Trademarks, none of the Group Companies uses any Intellectual Property in respect of which any third party has any right, title or interest; (C) The business of each Group Company as now carried on, does not, and is not likely to, infringe any intellectual or industrial property right of any other person (or would not do so if the same were valid) and all licences (if any) to any Group Company in respect of any such protection are in full force and effect ; and (D) The Vendor is not aware of any infringement of any Intellectual Property rights relating to it or any of Group Companies by any person.

42 Address: Landlord: Date of lease: Term: Monthly rent: Deposit: SCHEDULE 3 Details of the Leased Property(ies) Room 2701, 27/F., Tower 1, Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong Billion High Investment Limited 1 April 2021 1 April 2021 to 31 March 2023 HK$120,649.00 HK$241,298.00

SCHEDULE 4

The Trademarks

Trade mark no.	Date of Registration	Actual Date of Registration	Trade mark	Class	Owner	Expiry Date
304380877	27-12-2017	25-5-2018	A B	36	Grande Capital Limited	26-12-2027
304380886	27-12-2017	25-5-2018	A B	36	Grande Capital Limited	26-12-2027
304380895	27-12-2017	25-5-2018	A B	36	Grande Capital Limited	26-12-2027

43

44 SCHEDULE 5 Deed of Indemnity

45 THIS DEED OF INDEMNITY is made on the BETWEEN: (1) Chung Chi Bun Alan (@ @) and Tarn Tak Kei Raymond ( iq ) of Room 2701 , 27 /F . , Tower 1 , Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong . (“Vendors”) (2) Homei Holdings Inc . , a company incorporated in Cayman Islands with limited liability, whose registered office is situated at 71 Fort Street, PO Box 500 , George Town, Grand Cayman, KY 1 - 1106 , Cayman Islands, Cayman Islands (the “Purchaser”) (3) Hero Intelligence Group Limited , a company incorporated in British Virgin Island with limited liability, whose registered office is situated at Wickhams Cay II, Road Town, Tortola, VGlll 0 , British Virgin Islands (the “Company”), (the Purchaser, the Company and the Group Companies (including but not limited to Grande Capital Limited) shall hereinafter be referred to collectively as the “Indemnified Parties”) day of , 2023. 1. DEFINITIONS 1.01 In this Deed, in addition to the above definitions, the following words and expressions shall have the following meanings: - ” Claim " includes any assessment, notice, demand or other document issued or action taken by or on behalf of the Tax Authority under which any of the Group Companies is liable or is sought to be made liable for any payment of any form of Taxation or is deprived of any Relief or right to repayment of any form of Taxation which Relief or right to repayment would but for the Taxation Claim have been available to such Indemnified Parties ; " Relief ’ includes any relief, allowance, set - off or deduction in computing profits or credit or right to repayment of Taxation available to any of the Group Companies granted by or pursuant to any legislation concerning or otherwise relating to Taxation ; and " Tax " or " Taxation " means (i) any liability to any form of taxation and statutory, governmental, supra governmental, state, local government or municipal impositions, duties, contributions, deductions, withholding and levies imposed by the relevant Tax Authority ; and (ii) all interest, penalties, costs, charges and expenses incidental or relating to the liability to Taxation which is the subject of this indemnity to the extent that the same is payable or suffered by any of the Group Companies ; " Tax AuthoritY " means any tax or other authority, body or person in Hong Kong or BVI (as the case may be) competent to impose any liability to Tax on any of the Group Companies ;

46 " the Ag'reement" means the agreement dated [to be inserted made between, inter alia, (1) the 1 st Vendor ; (2) the 2 nd Vendor and (3) the Purchaser for the sale and purchase of the entire issued share capital of the Company pursuant to which this Deed is entered into . 2. In this Deed, references to Clauses are to clauses of this Deed, words importing the singular include the plural and vice versa, words importing the gender include any gender, references to persons include bodies corporate or unincorporate and the headings to the Clauses in this Deed are for convenience only and have no legal effect . 3. Words and phrases defined in the Agreement, unless the context otherwise requires, shall have the same meaning when used in this Deed . 2. INDEMNITY 1. Subject as hereinafter provided, the Vendors hereby covenant and agree with the Indemnified Parties (for itself and on behalf of its subsidiaries) that he/it shall fully and effectually indemnify and at all times keep fully and effectually indemnified each of them from and against : - (a) the amount of any and all Taxation falling on any of the Indemnified Parties, resulting from or by reference to any income, profits, gains, transactions, events, matters or things earned, accrued, received, entered into or occurring up to and including the date of this Deed ; and (b) any and all reasonable costs (including all legal and accounting costs), expenses or other liabilities which any of the Indemnified Parties incurs in connection with : - (i) the settlement of any claim under this Deed; (ii) any legal proceedings in which any of the Indemnified Parties claims under or in respect of this Deed and in which judgment is given for any of the Indemnified Parties ; (iii) or the enforcement of any such settlement or judgment. 2.02 This indemnity does not cover any Claim and the Vendors shall be under no liability under this Deed in respect of Taxation: - (a) to the extent that provision has been made for such Taxation in the Completion Management Accounts ; or (b) for which any of the Group Companies is primarily liable as a result of transactions in the ordinary course of normal day to day trading operations since the date hereof ; or

47 (c) to the extent that such Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the laws of the Hong Kong or other applicable jurisdiction coming into force afler the date hereof or to the extent such Claim arises or is increased by an increase in rates of Taxation after the date hereof with retrospective effect . (d) for any other reasons or ground set out in Clause 8.3 of the Agreement. No claim under this Deed of Indemnity shall be made by the Company and the Purchaser in respect of the same Taxation. 2.03 2.04 No claim under this Deed of Indemnity shall be made if a claim in respect thereof has been made under the Agreement. 3. CLAIMS 1. In the event of any Claim arising, the Purchaser shall give or procure that notice thereof is given, as soon as reasonably practicable, to the Vendors and, as regards any Claim, the Company and/or the Purchaser shall take such action to cause the Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Claim and any determination in respect thereof, but subject to at being indemnified and secured to its reasonable satisfaction by the Vendors from and against any and all losses, liabilities (including additional Taxation), damages, interest, penalties, costs, charges and expenses which may be thereby sustained or incurred . 2. Without the prior written approval (such approval shall not be unreasonably withheld or delayed) of the Vendors, the Purchaser shall not, and shall procure the Company not to make any settlement of any Claim nor agree any matter in the course of disputing any Claim likely to affect the amount thereof or the future taxation liability of the Company . 4. REFUNDS If, after the Vendors have made any payment pursuant to this Deed, the Company shall receive a refund of all or part of the relevant Taxation, the Company shall repay to the Vendors a sum corresponding to the balance of the refund remaining after deducting any reasonable costs, charges and expenses payable or sustained or incurred by the Company and/or the Purchaser in recovering such refund . 5. NOTICES Each notice, demand or other communication given or made under this Deed shall be in writing and delivered or sent to the Vendors or the Purchaser at the following address set out below : -

TO THE VENDOR:	CHUNG Chi Bun, Alan
Address:	Room 2701, 27th Floor, Tower 1, Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong
Email:	alan.chung@grande-capital.com
TO THE VENDOR:	Tam Tak Kei Raymond
Address:	Room 2701, 27th Floor, Tower 1, Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong
Email:	rtktam@yahoo.com.hk
TO THE PURCHASER:	Homei Holdings Inc.
Address:	71 Fort Street, PO Box 500, George Town, Grand Cayman, KY1-1106, Cayman Islands. Cayman Islands
Attn.:	Mr. Alex Pan and Ms. Vivi Chen
Email:	alex.pan@grande-capital.com vivi.chan@grande-capital.com

TO THE COMPANY & GRANDE CAPITAL LIMITED:

Name	:	Hero Intelligence Group Limited Grande Capital Limited
Contact Person		Alex Pan/ Vivi Chen
Address	:	Room 2701, 27th Floor, Tower 1, Admiralty Centre, 18 Harcourt Road, Admiralty, Hong Kong

6. BINDING EFFECT

This Deed shall ensure to the benefit of and be binding on each party and its respective successors and assigns.

7. ENTIRETY OF DEED AND SEVERABILITY

Any provision of this Deed prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Deed and rendered ineffective so far as is possible without modifying the remaining provisions of this Deed. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the

48

49 parties hereto to the full extent permitted by such law to the end that this Deed shall be valid, binding and enforceable in accordance with its terms . 8. AMENDMENT This Deed may be varied, amended or modified only by agreement under seal of all parties . 9. RELEASE OF OBLIGATIONS Any liability of the Vendors under this Deed may, in whole or in part, be released, compounded or compromised by any one or more of the Company and/or the Purchaser, in its sole and absolute discretion, or time or other indulgence may be granted to any of the Vendors by the Company and/or the Purchaser, in its sole and absolute discretion, without in any way prejudicing or affecting any of its other rights, powers or remedies against the Vendors under any other liability hereunder . 10. TIME Time shall be of the essence of this Deed . 11. LAW AND JURISDICTION This Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties irrevocably submit to the non - exclusive jurisdiction of the Hong Kong courts in relation to any proceedings arising out of or in connection with this Deed, but this Deed may be enforced in any other courts of competent jurisdiction . 12. THIRD PARTY RIGHTS 1. A person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Deed . 2. Notwithstanding any provisions of this Deed, the consent of any person who is not a Party to this Deed is not required to rescind or vary this Deed at any time . IN WITNESS WHEREOF the parties hereto have executed this Deed the day and year first above written.

50 THE VENDORS SIGNED SEALED and DELIVERED by ) Chung Chi Bun, Alan ) in the presence of/ whose signature is verified by )

51 THE VENDORS SIGNED SEALED and DELIVERED by ) Tarn Tak Kei, Raymond ) in the presence of/ whose signature is verified by )

THE PURCHASER 52 SEALED with the Common Seal of Homei Holdings Inc. and SIGNED by ) ) its director(s)/authorized person(s) duly ) authorized by the Board of Directors, ) in the presence of/whose signature is verified ) by : )

53 THE COMPANY SEALED with the Common Seal of Hero Intelligence Group Limited and SIGNED by ) ) ) its director(s)/authorized person(s) duly authorized by the Board of Directors, in the presence of/whose signature is verified by: ) ) ) )

54 Annex (A) Audited Accounts

55 Annex (B) Management Accounts

THE 1' t VENDOR SIGNED by ) Chung Chi Bun, Alan ) in the presence of/ whose signature is verified by ) 56 SIGNATURE PAGE

THE 2 d VENDOR 57 SIGNED by ) Tann Tak Kei, Raymond ) in the presence of/ whose signature is verified by )

THE PURCHASER 58 SIGNED by Homei Holdings Inc. by Pan Hao Xiang ) ) its director(s)/authorized person(s) duly ) authorized by the Board of Directors, ) in the presence of/whose signature is verified by : ) For and on behalf of borne* P[o1dings Inc.